EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

TD Ameritrade Holding Corporation

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement No. 333-237064 on Form S-4 of The Charles Schwab Corporation and related joint proxy statement/prospectus of TD Ameritrade Holding Corporation and The Charles Schwab Corporation for the registration of shares of The Charles Schwab Corporation common stock and to the incorporation by reference therein of our report dated November 15, 2019, with respect to the consolidated financial statements of TD Ameritrade Holding Corporation, and our report dated November 15, 2019, with respect to the effectiveness of internal control over financial reporting of TD Ameritrade Holding Corporation, incorporated by reference in its Annual Report on Form 10-K for the year ended September 30, 2019 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 4, 2020